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                                                                    Exhibit 10.3
                                                                  EXECUTION COPY

                               SECURITY AGREEMENT

            THIS SECURITY AGREEMENT is made as of August 13, 2003, by and between NEUROLOGIX, INC., a Delaware corporation (the "Corporation"), and CHANGE TECHNOLOGY PARTNERS, INC., a Delaware corporation (the "Secured Party").

            WHEREAS, the Secured Party, CTP/N Merger Corp. and the Corporation are parties to that certain Agreement and Plan of Merger dated the date hereof (the "Merger Agreement");

            WHEREAS, in connection with the Merger Agreement, the Corporation has issued a Senior Secured Promissory Note, dated as of the date hereof, in the aggregate principal amount of $750,000, in favor of the Secured Party (the "Note"); and

            WHEREAS, it is the intention of the parties hereto that the granting of the security interest pursuant to this Security Agreement will secure all of the obligations of the Corporation under the Note, including without limitation, the payment of fees and expenses in the event of an Event of Default (such obligations being referred to herein as the "Secured Obligations").

            NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and covenants herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

            1. The Corporation hereby grants to the Secured Party a security interest in the Collateral (as defined in paragraph 2 below), to secure the Secured Obligations.

            2. (a) The collateral (collectively, the "Collateral") shall be all assets of the Corporation whether now owned or hereafter acquired and all proceeds therefrom including, but not limited to, the following:

                        (i) any machinery, equipment, furniture, fixtures, inventory or work-in-progress;

                        (ii) cash and cash equivalents;

                        (iii) accounts receivable;

                        (iv) contracts, leases, software, source and operating codes, designs or marketing and other plans;

                        (v) all patents and patent applications to which the Corporation acquires any right, title or interest in or to, including without limitation, the
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inventions and improvements described and/or claimed therein, together with any reissues, divisions, continuations, renewals, extensions, and continuations in part thereof and any United States and foreign patents that may issue thereon for the United States and all other countries ("Patents");

                        (vi) all agreements, whether written or oral, providing for the grant to or by the Corporation of any right to manufacture, use or sell any invention covered by a Patent, including without limitation, the patent license agreement between the Corporation and Rockefeller University, except to the extent that such grant of a security interest or assignment (a) is prohibited under any licensing agreement currently in effect and (b) such grant of a security interest or assignment would result in a breach of such licensing agreement that would allow termination of such licensing agreement ("Patent Licenses");

                        (vii) all proceeds and products of each Patent and Patent License, including without limitation, all income, royalties, damages and payments now or hereafter due and/or payable with respect to any Patent or Patent License, including damages and payments for past or future infringements thereof, the right to sue for past, present and future infringements thereof, and all rights corresponding hereto throughout the world;

                        (viii) all of Corporation's trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress and other designations, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, registrations, recordings, and applications in the Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, and all reissues, extensions or renewals thereof ("Trademarks");

                        (ix) all agreements, whether written or oral, now or hereafter in existence, providing for the grant to or by the Corporation of any right to use any Trademark, except to the extent that such grant of a security interest or assignment (a) is prohibited under any licensing agreement currently in effect and (b) such grant of a security interest or assignment would result in a breach of such licensing agreement that would allow termination of such licensing agreement ("Trademark Licenses") ;

                        (x) all of the goodwill of the Corporation's business connected with the use of, and symbolized by, each Trademark and Trademark License;

                        (xi) all products and proceeds of each Trademark and Trademark License, including, without limitation, any claim by the Corporation against third parties for past, present or future infringement or dilution of any Trademark, or for injury to the goodwill associated with any Trademark;
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                        (xii) all general intangibles, as defined in the Uniform
Commercial Code (or other applicable state laws) of each jurisdiction where any of the Collateral is located, and whether or not so included in such definition, all intangible assets of whatever kind or nature of Corporation, whether now owned or hereafter acquired, including, without limitation, all copyrights, copyright applications, all franchises, licenses, permits, all good will associated with Corporation's business, customer lists, proprietary rights and know-how, trade secrets, choses in action and rights to indemnity; and

                        (xiii) all products and proceeds of any and all of the foregoing.

                  (b) If, before the Secured Obligations shall have been satisfied in full, the Corporation shall (i) obtain rights in or to any additional Patents or patentable inventions, or become entitled to the benefit of any Patent for any reissue, division, continuation, renewal, extension, or continuation-in-part of any Patent or any improvement on any such Patent, (ii) obtain rights in or to any additional Trademarks, or (iii) obtain rights in or to any other assets that would have been Collateral had they been held as of the date hereof, the provisions of this Security Agreement shall automatically apply thereto and the Corporation shall give to the Secured Party written notice thereof within five (5) days after the end of each fiscal quarter.

                  (c) The Corporation agrees to do such further acts and things, and to execute and deliver such additional conveyances, assignments, agreements and instruments, as Secured Party may at any time reasonably request in connection with the administration or enforcement of this Security Agreement or related to the Collateral, or any part thereof or in order better to assure and confirm unto Secured Party its rights, powers and remedies hereunder.

            3. The occurrence of any one or more of the following events shall constitute an event of default ("Default") by the Corporation under this Security Agreement if not cured within fifteen (15) days after written notice thereof from the Secured Party: (a) an Event of Default under the Note; (b) in the event of substantial loss, theft or destruction of, or substantial damage to, the Collateral not adequately covered by insurance, or the making or filing of any lien, levy, or execution on, or seizure, attachment or garnishment of, a substantial portion of the Collateral not discharged, bonded, paid or removed within sixty (60) days; (c) if the Corporation shall be liquidated, dissolved, or shall fail to maintain its corporate existence in good standing; (d) if there shall be filed by or against the Corporation any petition for any relief under the bankruptcy laws of the United States now or hereafter in effect or under any insolvency, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (in the case of any filing against the Corporation, which is not discharged, vacated or dismissed within sixty (60)
days); or (e) if the usual business of the Corporation shall be terminated or suspended for more than sixty (60) days.
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            4. Upon the occurrence of any Event of Default under the Note and the expiration of all applicable cure periods, if any, or of any Default hereunder not cured by the Corporation or its affiliates within fifteen (15) days after written notice thereof from the Secured Party, the Secured Party shall have all rights and remedies of a secured party under the laws of the State of New York, including the Uniform Commercial Code of the State of New York (the "UCC").

            5. It is expressly agreed by all parties hereto that the Secured Obligations of the Corporation under, and with respect to, the Note shall not be subject to any set-offs, defenses or counterclaims which the Corporation or its affiliates may have against the Secured Party under, or arising out of, the Note.

            6. Any notices or demands to be effective under this Security Agreement shall be given pursuant to the notice provisions of the Note.

            7. The proceeds of the sale of any of the Collateral by the Secured Party pursuant to the terms hereof after a Default shall be applied as follows:

                  FIRST : To the payment of the costs and expenses of such sale, including the out-of-pocket expenses of the Secured Party and the reasonable fees and out-of-pocket expenses of counsel employed by the Secured Party in connection therewith;

                  SECOND : To the payment of all amounts then owing to the Secured Party under the Secured Obligations;

                  THIRD : The balance (if any) of the proceeds shall be paid to the Corporation or its successors or assigns.

            8. The Corporation hereby represents, warrants and agrees that:

                  (a) The execution, delivery and performance of this Security Agreement are within its powers, corporate or otherwise, have been duly authorized by all required action and do not and will not contravene any law or any agreement or undertaking to which it is a party or by which it may in any way be bound or its certificate of incorporation or by-laws;

                  (b) Except for any liens granted to (i) the Secured Party pursuant to this Security Agreement, and (ii) Palisade Private Partnership, L.P. pursuant to the Credit Line Agreement, dated as of November 1, 1999, by and between the Corporation and Palisade Private Partnership, L.P., (A) the Corporation is the owner of the Collateral and (B) all such Collateral is owned free and clear of any and all liens.

                  (c) Appropriate UCC-1 financing statements evidencing the Secured Party's security interest hereunder have been or are concurrently herewith being filed by the Corporation in the State of Delaware, and upon such filing (which all such filings and other related documents, have been or are concurrently being delivered to the Secured Party in completed and executed form), the security interest granted pursuant to
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this Security Agreement shall constitute a valid and continuing perfected security interest in favor of the Secured Party, in the Collateral for which perfection is governed by the UCC. Such security interest will be prior to all other liens on the Collateral.

                  (d) The exact legal name of the Corporation is as set forth on page one hereof. The Corporation has no trade names, fictitious names or other names except its legal name, and does not operate in any jurisdiction under, and has not had or operated in any jurisdiction within the four-year period preceding the date hereof under, any trade name, fictitious name or other name other than its legal name.

            9. As long as any of the Secured Obligations remain outstanding, the Corporation covenants and agrees that:

                  (a) It will execute and file, UCC-1 financing statements evidencing the security interest granted to the Secured Party hereunder, and any additional documents necessary to perfect a security interest in the Collateral;

                  (b) Upon the written request of the Secured Party, it will take all reasonably necessary action requested by the Secured Party to perfect, continue, evidence, preserve, protect or validate the security interest of and assignment and pledge to the Secured Party hereunder or to enable the Secured Party to exercise and enforce its rights hereunder, including, but not limited to, (i) executing and delivering one or more notices, statements, agreements or other writings, and (ii) delivering to the Secured Party, endorsed or accompanied by such instruments of assignment as the Secured Party may reasonably require, and stamping or otherwise marking, in such manner as the Secured Party may reasonably require, any and all chattel paper, instruments, letters and advices of credit and documents;

                  (c) It shall: (i) be the sole owner of each and every item of Collateral, (ii) defend the Collateral against the claims and demands of all persons, (iii) in the case of tangible property constituting part of the Collateral, properly maintain and keep in good order and repair such property;

                  (d) With respect to its properties, assets and business, it shall maintain insurance against loss or damage, to the extent that property, assets and businesses of similar character are usually so insured by companies similarly situated and operating like properties, assets or businesses with responsible insurance companies reasonably satisfactory to the Secured Party, said insurance to indicate the Secured Party as an additional insured;

                  (e) It shall comply with the requirements of all leases, mortgages and other instruments relating to premises where any Collateral is located;

                  (f) Except in the ordinary course of business consistent with past practice, it shall not sell or otherwise dispose of (i) any of its accounts, except for purposes of collection, (ii) any of its inventory, or (iii) any of its equipment, except equipment no longer useful in the operation of the Corporation's business;
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                  (g) It shall immediately give notice to the Secured Party of
(i) any change in (A) its name, identity or corporate structure, (B) its state of incorporation or the location of its chief executive office or any other place of business, or (C) the location of its books and records concerning any of the Collateral, (ii) the location of each new place of business opened by the Corporation, and (iii) and any substantial loss or depreciation in the value of any of the Collateral, and will provide the Secured Party with such other information as to the Collateral as the Secured Party may request;

                  (h) It shall immediately give notice to the Secured Party that an Event of Default, as defined in the Note, has occurred or that an event which, with the giving of notice or lapse of time, or both, would constitute a Default, has occurred and specifying the action which the Corporation has taken and proposes to take with respect thereto;

                  (i) It shall conduct its operations only in the ordinary course of business consistent with past practice (except for the transactions contemplated by the Merger Agreement); and

                  (j) It shall comply with all statutes, rules and regulations and duly pay and discharge all taxes or other claims which might become a lien upon any of its properties, except to the extent that such items are being in good faith appropriately contested.

                  (k) It shall use reasonable commercial efforts to keep in full force and effect all material rights, franchises, intellectual property rights and goodwill relating to or pertaining to its business, consistent with past practice.

            10. Without the consent of the Secured Party, the Corporation shall not:

                  (a) Create, incur, assume or suffer to exist any liability for borrowed money, except (i) purchase money indebtedness for the purchase of new equipment (but not for the refinancing of any collateral securing this loan);
(ii) indebtedness to the Secured Party contemplated by the Note; (iii) other indebtedness for borrowed money (whether or not constituting a refinancing of existing indebtedness) so long as (x) such indebtedness is not secured by collateral securing repayment of this loan and (y) the incurrence of which will not cause an Event of Default, or an event which with notice or the lapse of time or both would constitute an Event of Default, hereunder;

                  (b) Create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever, except: (i) liens securing purchase money indebtedness for the purchase of new equipment (but not for the refinancing of any collateral securing this loan); (ii) liens and security interests of Secured Party; (iii) liens securing the payment of taxes, either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Corporation and with respect to which adequate reserves have
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been set aside on its books; (iv) nonconsensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of Corporation's business to the extent: (x) such liens secure indebtedness which is not overdue or (y) such liens secure indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to Corporation, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books; and
(iv) the security interests and liens created hereunder;

                  (c) Assume, endorse, be or become liable for or guarantee the obligations of any other person except by the endorsement of negotiable instruments for deposit or collection in the ordinary course of business;

                  (d) Lend or advance money, credit or property to or invest in (by capital contribution, loan, purchase or otherwise) any firm, corporation, or other person except (i) investments in United States Government obligations and certificates of deposit of any bank institution with combined capital and surplus of at least $200,000,000, (ii) trade credit, or (iii) security deposits;

                  (e) Make, declare or pay any dividend or distribution on, or, directly or indirectly, redeem, purchase or otherwise acquire, any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of the Corporation's capital stock, except to the extent necessary to satisfy its obligation pursuant to Section 262 of the Delaware General Corporation Law as set forth in the Merger Agreement; or

                  (f) Enter into any transaction, agreement, arrangement or understanding between the Corporation, on the one hand, and any officer, director, employee, family member of any of the foregoing, or any Affiliate (including, without limitation, Palisade Capital Management LLC and its Affiliates) of the Corporation or other persons, on the other hand, except (i) in the ordinary course of business consistent with past practice, or (ii) as contemplated by the Merger Agreement. For purposes of this Security Agreement, "Affiliate" means, with respect to any entity, any person, corporation or other entity which controls, is controlled by, or is under common control with, such person, corporation or other entity. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any person, corporation or other entity means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, corporation or other entity whether through the ownership of voting securities, by contract or otherwise.

            11. The Corporation's agreements and duties hereunder shall be performed by it at its sole cost and expense. If the Corporation shall fail to do any act or thing which it has covenanted to do hereunder, the Secured Party may (but shall not be obligated to) do the same or cause it to be done, either in its name or in the name and on
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behalf of the Corporation and the Corporation hereby irrevocably authorizes the
Secured Party so to act.

            12. The Corporation covenants and agrees that it shall indemnify, defend, protect and hold the Secured Party, its directors, officers, employees, members, owners, managers, fiduciaries and agents, at all times, harmless from and against any and all claims, damages, actions, suits, proceedings, investigations, losses, obligations, fines, liabilities, judgments, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) and amounts paid in settlement of any pending or threatened or completed claim, action, suit, proceeding or investigation as a result of or arising from or are related to any nonfulfillment in any material respect of any agreement on the part of the Corporation set forth in the Note or this Security Agreement.

            13. Subject to the terms and conditions herein provided, each of the parties hereto shall use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby. In the event that at any time after this Security Agreement has become effective, any further action is necessary to carry out its purposes, the Secured Party, the Corporation or the proper directors or officers of either, as the case may be, shall take all such action without any further consideration therefor.

            14. This Security Agreement shall continue in full force and effect until all Secured Obligations then outstanding shall have been paid in full and all rights of the Secured Party hereunder shall have been satisfied or other arrangements for the securing of such rights satisfactory to the Secured Party shall have been made. Upon the irrevocable payment in full in cash of the Secured Obligations by the Corporation, the Secured Party shall forthwith deliver to the Corporation UCC-3 termination statements, terminating the Secured Party's security interest hereunder and the security interest granted by this Security Agreement shall become null and void and of no further force and effect.

            15. (a) All terms used herein shall have the meanings as defined in the UCC, unless the context otherwise requires.

                  (b) No provision hereof shall be modified, altered or limited except by a written instrument expressly referring to this Security Agreement and to such provision, and executed by the party to be charged.

                  (c) This Security Agreement shall be binding upon and inure to the benefit of the successors or assigns of the Secured Party and the Corporation.

                  (d) THIS SECURITY AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

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                  (e) This agreement may be executed in one or more
counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                     [Remainder of Page Intentionally Blank]
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            IN WITNESS WHEREOF, the undersigned have executed or caused this
Security Agreement to be executed on the date first set forth above.

                                        NEUROLOGIX, INC.


                                        By: /s/ Martin J. Kaplitt
                                           -------------------------------------
                                            Name:  Martin J. Kaplitt
                                            Title: President

                                        CHANGE TECHNOLOGY PARTNERS, INC.


                                        By: /s/ Michael Gleason
                                           -------------------------------------
                                            Name:  Michael Gleason
                                            Title: Chairman and Chief
                                                   Executive Officer